EXHIBIT 99.1

COMMUNITY CAPITAL BANCSHARES EXPANDS INTO SOUTH CAROLINA

Albany, Ga., May 25 / PR Newswire. -Community Capital Bancshares, Inc. (Nasdaq: ALBY) through its lead bank, Albany Bank & Trust, today opened a loan production office in Charleston, South Carolina. The new office will be located at 152 East Bay Street in Downtown Charleston.

Additionally, on May 25, 2005 Albany Bank & Trust Company purchased East Bay Capital Mortgage, a leading mortgage company in Charleston, South Carolina, which will also be housed within the new location.

Bob Lee, President, said, “The opening of this location is a significant step in our overall growth plan. We are extremely pleased to have hired Hal Cobb and Chris Landers who will run the loan production office and the mortgage company for the Charleston, South Carolina market. They bring significant experience and knowledge which we believe will be valuable in further developing this and other desired markets. With the development of the Charleston market we have venues in Georgia, Alabama, and now South Carolina.

“We are in the process of preparing an application to be filed with the Office of Thrift Supervision to open a full service Federally chartered Thrift in the Charleston, South Carolina market. The Charleston market further diversifies our market area, and places us in a high-growth coastal environment, which we believe will expand our growth opportunities.

“Our philosophy is to grow the company internally and externally around quality people that understand and deliver first class customer service. The Company’s success in our first six years of operation is due to the dedication and hard work of our directors, officers and staff.”

Community Capital Bancshares, Inc. is a $230 million organization that is publicly traded on the Nasdaq Small Cap Market under the symbol ALBY. It is the holding company for Albany Bank & Trust which has four banking locations in the Albany area, and AB&T National Bank which has banking locations in Dothan and Auburn, Alabama.

Contact: David J. Baranko, CFO, Community Capital Bancshares, 229-446-2201